Exhibit 99.1

Contact:	John C. Merriwether
Vice President of Financial Relations
Health Management Associates, Inc.
(239) 598-3104

HEALTH MANAGEMENT ASSOCIATES, INC.

REPORTS FIRST QUARTER EARNINGS

NAPLES, FLORIDA (January 25, 2005) Health Management Associates, Inc. (NYSE: HMA) announced today that its net patient service revenue for its first quarter ended December 31, 2004 grew 8.7% to $822.2 million, up $65.6 million from $756.6 million for the same quarter a year ago. Earnings per share (diluted) for the quarter were $.32, up 10.3%, or $.03, from $.29 per share for the same quarter a year ago. Net income for the quarter increased 10.4%, or $7.4 million, to $78.8 million, from $71.3 million for the same period a year ago.

Net patient service revenue at hospitals owned and operated by HMA for one year or more increased 3.5% during the first quarter. This represents HMA’s 65th consecutive quarter of same hospital revenue growth. Factors contributing to HMA’s revenue growth during the first quarter included a 2.3% increase in total surgeries and a 4.2% increase in same hospital net revenue per adjusted admission. Same hospital admissions for the first quarter declined 2.6% and same hospital adjusted admissions declined 0.6% compared to the same quarter a year ago. As anticipated, several of HMA’s Florida hospitals continue to be impacted by the effects of the four hurricanes that made landfall in Florida during the quarter ended September 30, 2004. Disruptions caused by these hurricanes continue to negatively affect normal seasonal volumes, and HMA expects that the impact of these storms will continue to be felt through the balance of fiscal 2005. During the first quarter, HMA recognized approximately $5.1 million of net income from business interruption insurance proceeds received as a result of the hurricanes. Overall, total admissions grew 2.1% in the first quarter as compared to the same quarter a year ago, reflecting the admissions contribution from hospitals acquired by HMA during the twelve months ended December 31, 2004. HMA’s same hospitals experienced a 7.4% decline in emergency room visits for the quarter ended December 31, 2004. This compares to a 14.3% increase in emergency room visits for same hospitals during the comparable period a year ago, which resulted from an above-average flu season and heightened sensitivity to a potential SARS threat in the United States.

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Health Management Associates, Inc./Page 2

HMA continues to implement its proven operating strategy of delivering high quality health care while maintaining effective cost controls. HMA’s same hospital EBITDA margins, which include revenue from the hurricane business interruption insurance proceeds, increased 60 basis points to 23.2% for the first quarter, up from 22.6% for the same period a year ago. EBITDA margin is defined as earnings margin, before interest, taxes, depreciation and amortization. EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles in the United States (commonly known as GAAP), and should not be considered as either an alternative to net income as an indicator of HMA’s operating performance or as an alternative to cash flows as a measure of HMA’s liquidity. Nevertheless, HMA believes that providing non-GAAP information regarding EBITDA is important for investors and other readers of HMA’s financial statements, as it provides a measure of liquidity. In addition, EBITDA is commonly used as an analytical indicator within the health care industry and HMA’s debt facilities contain covenants that use EBITDA in their calculations. Because EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA, as presented, may not be directly comparable to other similarly titled measures of other companies. A table reconciling EBITDA to GAAP follows the financial statements included with this press release.

“Fiscal 2005 began much like the 27 years that preceded it, with HMA reaffirming its commitment to deliver high quality health care close to home in the communities it serves,” said Joseph V. Vumbacco, President and Chief Executive Officer of HMA. “HMA continues to successfully implement its decentralized management philosophy to improve upon the efficiency and quality of the health care being delivered in our communities. We intend to continue investing the necessary capital, leadership and physician recruitment resources to meet the health care needs of our communities.”

HMA’s decentralized business offices are established locally at each of its hospitals, and provide patients with local support for both health insurance questions as well as financial assistance. HMA believes that the presence of a local business office at each hospital improves billing accuracy, collection results, and quality. Bad debt expense for the quarter ended December 31, 2004 decreased 10 basis points to 7.6%, compared to the same quarter a year ago. HMA’s charity care/indigent write offs were $130.7 million during the quarter, compared to $97.7 million for the same period a year ago.

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Health Management Associates, Inc./Page 3

HMA continues to focus on cash collections, and cash flow from operations increased $61.9 million, or 66%, to $155.1 million, for the quarter ended December 31, 2004. In addition, Days Sales Outstanding were 71 days for the quarter ended December 31, 2004, compared to 76 days for the comparable period a year ago.

The hospital industry continues to experience rising levels of uninsured and underinsured patients, which has resulted in higher levels of charity/indigent care and bad debt expense. This general industry trend has also affected HMA, with HMA’s same hospital self-pay admissions increasing to 7.0% of total admissions in the first quarter ended December 31, 2004 compared to 6.0% for the same quarter a year ago. Certain providers are evaluating or modifying their policies regarding discounts and write-offs for the uninsured. HMA continually evaluates its polices and programs in light of these trends, and considers changes or modifications to its policies as circumstances warrant. At this time, management does not expect that any changes or modifications that may be considered or implemented would have a material effect on HMA’s earnings objectives for fiscal 2005.

Continuing their efforts to improve working conditions and eliminate nursing agency hours, HMA’s chief nursing officers, or CNOs, are effectively managing their staffs to adjust to changing levels of patient volumes and acuity. “As of December 31, 2004, nursing turnover ratios were approximately 8%, well below the national average, which is in the teens. Because of the outstanding CNO leadership we have in our hospitals, HMA is becoming an employer of choice for nurses in our communities,” said Vumbacco. For the quarter ended December 31, 2004, same hospital salary and benefits expense declined 40 basis points to 38.6% from 39.0% for the same quarter a year ago.

Fiscal 2005’s acquisition activity began on the first day of the fiscal year, on October 1, 2004, with HMA’s acquisition of the 82-bed Chester County Hospital located in Chester, South Carolina. Chester County Hospital, which has been renamed Chester Regional Medical Center, is the primary hospital provider in Chester County, a growing non-urban area located in north-central South Carolina that is home to 35,000 residents. The town of Chester, located approximately 60 miles south of Charlotte, North Carolina, and 60 miles north of Columbia, South Carolina, is also the Chester County seat. “HMA intends to continue Chester Regional Medical Center’s 52-year tradition of delivering high quality health care locally, and we welcome Chester Regional Medical Center to the HMA family,” added Vumbacco. “Chester Regional is exceeding management’s expectations.”

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Health Management Associates, Inc./Page 4

Shortly thereafter, on November 11, 2004, HMA announced the signing of a definitive agreement with Bon Secours Health System, Inc. to acquire the 312-bed Venice Hospital, located in Venice, Florida, the 212-bed St. Joseph’s Hospital, located in Port Charlotte, Florida, and the 133-bed St. Mary’s Hospital in Norton, Virginia. This transaction is expected to be completed by the end of the second fiscal quarter ending March 31, 2005.

The Venice and St. Joseph’s hospitals are located in southwest Florida, in high growth areas that HMA believes will continue to need additional health care services, particularly in the delivery of services to favorable demographic segments. These two Florida hospitals will also help HMA build a strategic southwest Florida network encompassing Collier, Lee, Charlotte and Sarasota counties.

Likewise, St. Mary’s Hospital offers patients, physicians and nurses a network opportunity with HMA’s Lee Regional Medical Center located in Pennington Gap, Virginia. “Ultimately, we believe these strategic networks will provide both patients and communities with improved continuity of care and access to even more quality health care close to home,” said Vumbacco.

“With the anticipated completion of the Bon Secours transaction, HMA will be within the range of its 2005 acquisition objective of acquiring between four and six hospitals,” continued Vumbacco. “The acquisition environment appears very favorable, and with our excellent cash flow and the availability of our entire $600 million line of credit, we believe that HMA is well positioned to acquire additional hospitals throughout the balance of fiscal 2005.”

During the first fiscal quarter ended December 31, 2004, the Emerging Issues Task Force and the Financial Accounting Standards Board adopted new accounting rules regarding earnings per share, or EPS, calculations. HMA had two contingent convertible note issues outstanding that are subject to the new pronouncements: $575.0 million of 1.50% Convertible Senior Subordinated Notes due 2023 and $330.0 million of Zero-Coupon Convertible Senior Subordinated Notes due 2022.

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Health Management Associates, Inc./Page 5

On November 24, 2004, HMA successfully completed a consent solicitation with the holders of its 2023 notes, pursuant to which the noteholders agreed to modify certain terms of the indenture governing the 2023 notes. The modifications were sufficient to prevent the common stock underlying the 2023 notes from becoming immediately dilutive to HMA’s EPS. For the same reason, on December 29, 2004, HMA successfully completed an exchange offer with the holders of its 2022 notes, whereby holders of the 2022 notes exchanged their notes for new notes having substantially similar terms, and including modifications sufficient to prevent the common stock underlying the 2022 notes from being immediately dilutive to HMA’s EPS. Approximately 99.95% of the old 2022 notes were exchanged for new 2022 notes pursuant to the exchange offer. Included in the quarter ended December 31, 2004 was $2.5 million of expense related to the successful completion of the consent solicitation and the exchange offer.

Also during the first quarter of fiscal year 2005, HMA announced that its Charlotte Regional Medical Center, located in Punta Gorda, Florida, and its Yakima Regional Heart & Medical Center, located in Yakima, Washington, were named two of the nation’s top performing cardiac hospitals, according to 100 Top Hospitals®: Cardiovascular Benchmarks for Success, 2004, an annual study prepared by Solucient, Inc. The study identifies hospitals that demonstrate superior clinical, operational, and financial performance in cardiovascular service.

HMA’s senior management team will discuss HMA’s first quarter performance in greater detail on a live conference call and audio webcast later this morning. All interested investors are invited to access the webcast at 11:00 a.m. EST, via HMA’s website located at www.hma-corp.com or via www.streetevents.com or join the conference call by dialing 877-476-3476. A copy of the audio webcast, along with any related information that HMA may be required to provide pursuant to SEC rules, will be archived on HMA’s website under the heading “Investor Relations.”

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Health Management Associates, Inc./Page 6

HMA is the premier operator of non-urban general acute care hospitals in communities situated throughout the United States. HMA has generated 16 years of uninterrupted operating earnings growth, and upon completing the previously announced transaction to acquire the 312-bed Bon Secours Venice Hospital, the 212-bed Bon Secours St. Joseph’s Hospital, and the 133-bed Bon Secours St. Mary’s Hospital, will operate 56 hospitals in 16 states with approximately 8,203 licensed beds.

All references to “HMA” used in this release refer to Health Management Associates, Inc. or its affiliates.

Certain statements contained in this release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “optimistic,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections of revenues, income or loss, capital expenditures, capital structure, or other financial items, statements regarding the plans and objectives of management for future operations, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact.

Statements made throughout this release are based on current estimates of future events, and HMA has no obligation to update or correct these estimates. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially as a result of these various factors.

(financial tables attached)

HEALTH MANAGEMENT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,
	2004	2003
Net patient service revenue	$822,181	$756,553
Costs and expenses:
Salaries and benefits	327,250	302,762
Supplies and other	247,816	228,136
Provision for doubtful accounts	62,086	58,087
Depreciation and amortization	36,595	31,003
Rent expense	17,014	15,422
Interest, net	3,218	4,454

Total costs and expenses	693,979	639,864

Income before minority interests and income taxes	128,202	116,689
Minority interests in earnings of consolidated entities	662	1,140

Income before income taxes	127,540	115,549
Provision for income taxes	48,788	44,238

Net Income	$78,752	$71,311

Net income per share:
Basic	$0.32	$0.30

Diluted	$0.32	$0.29

Weighted average number of shares outstanding:
Basic	243,714	241,322

Diluted	247,379	246,153

EARNINGS PER SHARE CALCULATION

Net income	$78,752	$71,311
Add: Interest from convertible debt, net of taxes	1	—

Adjusted net income	$78,753	$71,311

Basic shares outstanding	243,714	241,322
Add: Employee stock options	3,659	4,831
Convertible shares	6	—

Diluted shares outstanding	247,379	246,153

Diluted earnings per share	$0.32	$0.29

HEALTH MANAGEMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2004	September 30, 2004
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$192,443	$112,946
Accounts receivable, net	638,240	626,149
Other current assets	187,057	202,499
Property, plant and equipment, net	1,712,993	1,692,701
Restricted funds	66,676	55,942
Other assets	834,790	817,051

	$3,632,199	$3,507,288

Liabilities and Stockholders’ Equity
Current liabilities	$338,404	$320,131
Deferred income taxes	152,337	143,760
Other long-term liabilities and minority interests	151,281	139,869
Long-term debt	927,212	925,518
Stockholders’ equity	2,062,965	1,978,010

	$3,632,199	$3,507,288

	Three Months Ended December 31,
	2004	2003
Same Hospitals
Occupancy	45.6%	46.8%
Patient Days	261,376	272,917
Admissions	61,709	63,371
Adjusted Admissions	99,550	100,186
Average length of stay	4.2	4.3
Total surgeries	53,985	52,775
Outpatient Revenue percentage	46.4%	45.9%
Inpatient Revenue percentage	53.6%	54.1%

Total Hospitals
Occupancy	45.8%	48.0%
Patient Days	317,707	317,652
Admissions	71,467	70,018
Adjusted Admissions	117,188	111,533
Average length of stay	4.4	4.5
Total surgeries	61,136	57,064
Outpatient Revenue percentage	46.8%	47.3%
Inpatient Revenue percentage	53.2%	52.7%

HEALTH MANAGEMENT ASSOCIATES, INC.

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME INFORMATION

(in thousands)

(unaudited)

	Three Months Ended December 31,
	2004	2003
Net patient service revenue	$822,181	$756,553
Less acquisitions, corporate and other	110,322	68,727

Same hospital net patient service revenue	$711,859	$687,826

Income before income taxes	$127,540	$115,549
Add:
Interest, net	3,218	4,454
Depreciation and amortization	36,595	31,003

EBITDA	167,353	151,006
Adjustment for acquisitions, corporate and other	2,391	(4,627)

Same hospital EBITDA	$164,962	$155,633

Same hospital EBITDA margins = Same hospital EBITDA / same hospital net patient service revenue	23.2%	22.6%

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